UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2010

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On February 4, 2010, SuccessFactors, Inc. (the "Company") entered into a Share Purchase Agreement (the "Share Purchase Agreement") with the Shareholders of The Infohrm Group Pty. Ltd. ("Infohrm"), an Australian company. The Share Purchase Agreement provides the Company to purchase all of the outstanding shares of capital stock for $25.5 million in cash, subject to a working capital adjustment and other adjustments, and $15 million in the Company's Common Stock, valued based on the 5-trading day average price prior to signing, plus additional cash contingent consideration based upon achievement of performance targets and continued employment of the selling shareholders. Of the consideration to be paid at closing, 15% will be held in escrow for 18 months to secure indemnification obligations of the selling shareholders.

The closing of the transaction is subject to completion of an audit of the consolidated financial statements of Infohrm and other customary closing conditions. The Share Purchase Agreement may also be terminated by the parties for specified reasons and, under certain circumstances, a termination fee would be payable by the Company. The Share Purchase Agreement is filed as Exhibit 2.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
2.1	Share Purchase Agreement dated February 4, 2010, by and among the Company, the Shareholders of Infohrm listed therein, the Guarantors listed therein and the Shareholders' Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Julian K. Ong Julian K. Ong Vice President, General Counsel and Secretary

Date: February 9, 2010

EXHIBIT INDEX

Number	Description
2.1	Share Purchase Agreement dated February 4, 2010, by and among the Company, the Shareholders of Infohrm listed therein, the Guarantors listed therein and the Shareholders' Agent.